Exhibit 99.1

DONEGAL MUTUAL INSURANCE COMPANY

CHIEF EXECUTIVE OFFICER ON MEDICAL LEAVE OF ABSENCE

Jeffrey D. Miller

Executive Vice President & Chief Financial Officer

Phone: (717) 426-1931

E-mail: jeffmiller@donegalgroup.com

For Immediate Release

MARIETTA, Pennsylvania, October 19, 2017 – Donegal Mutual Insurance Company, the holder of majority voting control of Donegal Group Inc. (NASDAQ: DGICA and DGICB), announced today that its chief executive officer, Donald H. Nikolaus, has taken a temporary medical leave of absence.

The board of directors named Kevin G. Burke, president and chief executive officer of Donegal Group Inc., to serve as acting chief executive officer of Donegal Mutual Insurance Company during Mr. Nikolaus’ leave of absence. Mr. Burke has served as executive vice president and chief operating officer of Donegal Mutual Insurance Company since 2014 and in other positions since 2000.

About the Donegal Insurance Group

The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group offers personal and commercial property and casualty lines of insurance in 26 Mid-Atlantic, Midwestern, New England and Southern states. The Donegal Insurance Group has an A.M. Best rating of A (Excellent). Donegal Mutual Insurance Company and Donegal Group Inc. together own Donegal Financial Services Corporation, a grandfathered unitary savings and loan holding company, which owns Union Community Bank, a state savings bank.